EXECUTION COPY
AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT NO. 1 (this “Amendment”) dated as of August 2, 2010 to the Agreement and Plan of Merger (the “Merger Agreement” or the “Agreement”) dated as of April 14, 2010 by and among APACHE CORPORATION, a Delaware corporation (“Parent”), ZMZ ACQUISITIONS LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and MARINER ENERGY, INC., a Delaware corporation (the “Company”).
AGREEMENT:
     In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to “hereof,” “herein” and “hereunder” and words of similar import when used in the Merger Agreement shall, from and after the date hereof, refer to the Merger Agreement, as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to April 14, 2010, references to “the date hereof” and “the date of this Agreement” shall continue to refer to April 14, 2010 and references to the date of the Amendment and “as of the date of the Amendment” shall refer to August 2, 2010.
ARTICLE II
AMENDMENTS TO MERGER AGREEMENT
     Section 2.1 Amendment to Section 7.3(a). In order to amend Section 7.3(a) of the Merger Agreement to delete the reference to “or
7.1(d)(ii)”, Section 7.3(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
     (a) If this Agreement is terminated pursuant to Section 7.1(c)(ii) then, in such event, the Company shall pay Parent a fee in a cash amount equal to $67,000,000, less the amount of any Expenses of Parent reimbursed by Company pursuant to Section 7.3(d) (the “Company Termination Fee”). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination.
     Section 2.2 Amendment to Section 7.1(d)(ii). In order to amend Section 7.1(d)(ii) of the Merger Agreement to delete the reference to “provided, however, that such termination under this clause (d)(ii) shall not be effective until the Company has made payment to Parent of the Company Termination Fee pursuant to Section 7.3(a)”, Section 7.1(d)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
     (ii) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation pursuant to Section 5.3(b)(ii)(B) and authorized the Company to enter into a binding definitive agreement in respect of such Superior Proposal;
ARTICLE III
GENERAL PROVISIONS
     Section 3.1 No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement.
     Section 3.2. Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
     Section 3.3 Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.
     Section 3.4 Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 3.5 Governing Law; Jurisdiction and Venue. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in the Delaware Court of Chancery. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery for any litigation arising out of or relating to this Amendment and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.
     Section 3.6 Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

APACHE CORPORATION
By:	/s/ John A. Crum
	Name:	John A. Crum
	Title:	Co-Chief Operating Officer and President - North America

ZMZ ACQUISITIONS LLC
By:	/s/ John A. Crum
	Name:	John A. Crum
	Title:	Chief Operating Officer and President

MARINER ENERGY, INC.
By:	/s/ Jesus G. Melendrez
	Name:	Jesus G. Melendrez
	Title:	Senior Vice President, Chief Commercial Officer, Acting Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to the Merger Agreement]

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